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                                  EXHIBIT 99.1

                                  PRESS RELEASE

ESCALADE INC. COMPLETES TENDER OFFER FOR SCHLEICHER & CO. INTERNATIONAL AG

Evansville, Indiana, USA (April 17, 2003).
Escalade, Inc. (NASDAQ: ESCA) announced that Martin Yale Industries, Inc. (Martin Yale), a wholly owned subsidiary of Escalade Inc., has successfully completed its tender offer for Schleicher & Co. International AG (Schleicher). Martin Yale now owns 97.2%, or 2,784,603 shares. The remaining minority shares will be purchased under the "squeeze-out" provisions in German Corporate Law.

"This business combination has significant synergies that have immediate benefits to both companies" stated Bill Reed, CEO and President of Escalade, Inc. "Martin Yale gains instant access to the European market place through the well developed sales channels of Schleicher, and Schleicher will increase its market presence in both the United States and Europe through its association with the strong brand strength of Martin Yale."

Schleicher, headquartered in Markdorf, Germany, is a world leader in the manufacture and distribution of data shredders with subsidiaries in Austria, Czech Republic, China, England, France, India and the USA. Schleicher products are sold under the popular "intimus", " Taros", "Papermonster", and "Olympia" trademarks and include small personal shredders, a complete range of office shredders, high capacity industrial paper shredders, and high security shredders used by governmental agencies around the world. Schleicher also offers Automatic Paper Removal Systems for large office Buildings under the name of VacuShred. For the nine months ended December 31, 2002, Schleicher reported sales of 32 million Euro, approximately 30 million US dollars. For more information on Schleicher visit: www.schleicher.de

Martin Yale is a leading supplier of office products, business machines, and graphic arts equipment sold under the "Martin Yale", "Premier", "Master", and "Mead Hatcher" brand names. For more information on Martin Yale visit: www.martinyale.com.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide by better resellers.

For more information on Escalade, Inc., please contact John R. Wilson, Vice President and CFO at 812/467-1265 or C.W. (Bill) Reed, President and CEO at 260/563-0621.

For more Information on Schleicher please contact the Office of the President & CEO, Dr. E. Leopold Dieck at +49 (0) 7544-60150